SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: June 18, 2007

LIBERATOR MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in charter)

NEVADA	0-5662	87-0267292
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

378 North Main Layton, Utah 84041
(Address of Principal Executive Offices)

(801) 273-9300
Registrant’s telephone number, including area code

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 18, 2007, Liberator Medical Holdings, Inc. (“the Company”) entered into Agreement and Plan of Merger (the “Agreement”) with Liberator Medical Supply, Inc. (“Liberator”).  Pursuant to the Agreement, Liberator  merges with the Company’s wholly-owned Florida subsidiary, with Liberator being the surviving entity and becoming a wholly-owned subsidiary of the Company.  Pursuant to the transaction, Liberator’s shareholders will be issued approximately 27,500,000 million shares (the “Shares”) of the Company’s common stock.

Contemporaneously with the transaction, the Company is to complete a financial restructuring in which approximately 2,955,000 million shares will be issued through the conversion of existing debt. The Company will have a total of approximately 30.5 million shares issued and outstanding upon the completion of these events.

Attached and incorporated herein by reference is the Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant the Merger Agreement, Mark Libratore, President of Liberator, has been appointed a member of the Company’s Board of Directors and President of the Company.  Also pursuant to the Merger Agreement Rubin Rodriguez will resign as President of the Company and will resign as a director ten days after the Company files and sends to its shareholders an information statement pursuant to Rule 14f-1.

Earlier this month the Company changed its name from Cardiff Communications, Inc. to Liberator Medical Holdings, Inc. and changed its symbol to LBMH on the OTC Bulletin Board.

The merger has closed.

 Item 9.01 Financial Statements and Exhibits

10.1  Agreement and Plan of Merger effective June 18, 2007, Liberator Medical Holdings, Inc. (formerly Cardiff Communications, Inc.), Cardiff Merger, Inc., and Liberator Medical Supply, Inc.

99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR MEDICAL HOLDINGS, INC.

Date: June 22, 2007	By:	/s/ Rubin Rodriguez
Rubin Rodriguez
President